UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
           SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-29538


                            Paradigm Geophysical Ltd.
             (Exact name of registrant as specified in its charter)
             ------------------------------------------------------

                              Gav-Yam Center No. 3
                                9 Shenkar Street
                         Herzliya Pituach 46120, Israel
                                 972-9-970-9300

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Ordinary Shares, nominal value NIS 0.5 per share

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           (Title of each class of securities covered by this Form)

                                      None

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

      Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(i)     [X]
            Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(ii)    [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]

      Approximate  number of  holders  of record  as of the  certification  or
notice date:   1
            ---------

      Pursuant to the requirements of the Securities Exchange Act of 1934, Paradigm Geophysical Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    PARADIGM GEOPHYSICAL LTD.

DATE: August 13, 2002               BY:   /s/ Eldad Weiss
                                       -------------------------------------


                                       Name:    Eldad Weiss
                                       Title:   Chairman and Chief Executive
                                                Officer